Exhibit 10.24
Karen Sarid
 [address]

Date: September 18, 2011

Re: Appointment as Director of the Board of Directors of the Company

Dear Karen,

We are delighted to invite you to serve as a member of the Board of Directors (the "Board") of Whitesmoke, Inc. (the "Company"). The appointment will become effective upon consummation of the Company’s Initial Public Offering on the Nasdaq Capital Market by no later than March 31, 2012 (“IPO”) and is subject to (i) approval by the Company’s current Board; and (ii) your agreement to the terms contained herein. Subject to the foregoing, in consideration for your services as director, you will be entitled to receive:

(a)
Options to purchase 18,000 shares of the Company’s common stock, par value $0.001 each (the “Options”), to vest in equal portions annually over three years following the date of consummation of the IPO (the “IPO Date”), subject to your continued service as a member of the Board. The Options shall be exercisable  at a price equal to the price per share at which the Company’s shares of common stock, par value $0.001 (the “Company Shares”) are offered to the public, immediately upon consummation of the Company’s IPO (the “IPO Price”).  The Options shall be granted under Section 102 of the Income Tax Ordinance and subject to the Company's 2011 Stock Incentive Plan. Principal Market shall mean the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the OTC Bulletin Board or Pink Sheets, whichever is at the time the principal trading exchange or market for the Company Shares.

(b)
A fixed annual fee of US $12,000, to be payable in quarterly installments in arrears, within thirty (30) days of receipt by the Company of an invoice for the previous quarter. The fixed fee shall be pro rated for any part of a year in which you serve; and

(c)
A fixed fee of US $500 per meeting attended in person. This fee is to be payable in arrears, within thirty (30) days of receipt by the Company of an invoice. For the avoidance of doubt, you shall not receive any separate form of consideration for meetings that you attend remotely.

(d)	In consideration for the advisory services you have provided to the Company, you will also be paid $10,000, which we intend to pay upon (but is not subject to) completion of the IPO.

The above terms are subject to your approval as well as approval by the Board.

Kindest regards,

Whitesmoke, Inc.

By:	/s/ Hilla Ovil-Brenner

Title:	CEO

I consent to the terms set forth herein.

/s/ Karen Sarid
Karen Sarid